EX-3.1(ii)

Amendments to By-Laws of Fearless International, Inc.

1.	The heading of the by-laws is hereby amended to read as follows:

“By-Laws

of

Fearless International, Inc.”

2.	Section 2.01 of the by-laws is hereby amended to read as follows:

               “Section 2.01     Number, Tenure, and Qualification. Except as otherwise provided herein, the Board of Directors of the corporation shall consist of at least one (1) and no more than Seven (7) persons, who shall be elected at the annual meeting of the stockholders of the corporation and who shall hold office for one (1) year or until his or her successor or successors are elected and qualify. A director need not be a stockholder of the corporation.”

3.	Section 4.01 of the by-laws is hereby amended to read as follows:

               “Section 4.01     Issuance. Shares of capital stock of the corporation shall be issued in such manner and at such times and upon such conditions as shall be prescribed by the Board of Directors.”

Adopted by the Board of Directors on February 8, 2008